APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

This Appendix IV is part of the Fund Services Agreement (the “Agreement”) between Equinox Funds Trust and Gemini Fund Services, LLC. Set forth below are the Services elected by the Fund(s) identified on this Appendix IV along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Funds set forth on this Appendix IV shall be the later of the date of this Agreement or upon commencement of operations.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name	Board Approval Date
Equinox Chesapeake Strategy Fund	05/11/2011
Equinox Crabel Strategy Fund	05/11/2011
Equinox Campbell Strategy Fund	08/18/2012
Equinox EquityHedge U.S. Strategy Fund	02/12/2013
Equinox BH-DG Strategy Fund	08/21/2013
Equinox BlueCrest Systematic Macro Fund	05/14/2014
Equinox Aspect Core Diversified Strategy Fund	08/14/2014
Equinox IPM Systematic Macro Fund	03/13/2015

*	Funds with the same investment adviser are collectively referred to as a “Fund Family.”

SELECTED SERVICES and FEES

The Fund(s) shall pay to GFS the following fees: (all basis point fees will be calculated based upon the average net assets of the Fund Family for the previous month)

Fund Accounting Fees

1.	Fund Family annual fee:	$250,000.00*
PLUS

1 basis point (0.01%) on first $250 million of net assets, plus;
0.75 basis points (0.0075%) on next $250 million of net assets, plus;
0.50 basis points (0.0050%) on net assets greater than $500 million**.

*	International or Bond funds will be assessed an additional $6,000.00 annual fee. Fund Accounting Fees for global funds, defined as funds processing more than 25% in non-domestic assets, will be charged at 150% of the above rates (base fee as well as basis point fee).
**	Based on aggregate net assets of the Fund Family.

2.	Price Quotes. Charge for equity and bond price quotes will be equal to the charge made to us by the provider of such quotes and, therefore, are subject to change. The current charges are as follows:

$.10 Domestic and Canadian Equities

$.15 Options

$.50 Corp/Gov/Agency Bonds

$.50 International Equities and Bonds

$.80 Municipal Bonds

$1.00 CMO’s

$62.50 per CDX or Equivalent (monthly fee)

$62.50 per Single Name Credit Default Swap (monthly fee)

3.	Additional Charges.

a.	Out-of-pocket expenses. The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).

b.	Manual processing fee. The Fund(s) shall pay an additional charge of $500.00 per month for portfolios that transmit daily trades via facsimile as opposed to utilizing an electronic format.

c.	SSAE 16/SOC 1 expense. Each Fund shall pay its allocated portion of the GFS annual SSAE 16/SOC 1 review.

d.	Fund Accounting Data De-Conversion fee. Each Fund shall pay a Fund Accounting record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Fund Administration Fees

1.	Fund Family base annual fee:	10 basis points (0.10%) on the first $100 million of net assets
6 basis points (0.06%) on the next $150 million of net assets
5 basis points (0.05%) on the next $250 million of net assets
4 basis points (0.04%) on the next $500 million of net assets
3 basis points (0.03%) on the next $1 billion of net assets;
2 basis points (0.02%) on net assets greater than $2 billion*.
*Based on aggregate net assets of the Fund Family.

The Fund Family base annual fee is subject to a $40,000.00 minimum annual fee.

2.	State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay GFS the following fees per state registration:

Initial registration	$295.00
Registration renewal	$150.00
Sales reports (if required)	$25.00

3.	Additional Charges.

a.	Out-of-pocket expenses. The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).

b.	FIN 48 Compliance fee. Each Fund shall pay GFS $250.00 per calendar quarter for FIN 48 Compliance.

c.	Fund Administration Data De-Conversion fee. Each Fund shall pay a Fund Administration record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Transfer Agency Fees

1.	Base annual fee:*	$11.00 annual fee per open account
($2.00 annual fee per closed account)
* Based on aggregate number of accounts within the Fund Family.

*	The Fund Family base annual fee is subject to a $150,000.00 minimum annual fee.

2.	General Activity Charges:

Customer Service Calls	$ 2.50 per call
Manual Transactions	$ 1.00 per transaction
New Account Opening (manual)	$ 2.50 per account
New Account Opening (electronic)	$ 0.40 per account
Incoming IRA Transfer from prior custodian	$25.00 per transfer
IRA Transfer to successor custodian	$25.00 per transfer

☐	Check this box to elect 24 Hour Automated Voice Response

24 Hour Automated Voice Response Charges:

Initial set-up (one-time) charge	$1,500.00 per Fund Family
Monthly charge	$50.00 per Fund Family

3.	Web Package Fees:

☐	Check this box for Shareholder Desktop Web Package (described below)

$4,000.00 initial installation charge

$2,000.00 annual maintenance (invoiced annually in advance)

☐	Check this box for Shareholder Desktop Online New Accounts (described below)

$2,500.00 initial installation charge

$2.50 per new account fee

☐	Check this box for Fund Data Web Package (described below)

$3,000.00 initial installation charge

$1,500.00 annual maintenance (invoiced annually in advance)

4.	Additional Charges:

a.	Transfer Agency De-Conversion fee. Each Fund shall pay a Transfer Agency record data de-conversion fee in the amount of $15,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

b.	Rule 22c-2 compliance support fee. The Funds shall pay a $100.00 monthly administration fee for Rule 22c-2 compliance support per Fund Family, plus an additional monthly fee of $25.00 per Fund.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

GFS Senior & MIS Staff	$200.00 per hour
GFS Junior Staff	$100.00 per hour

Out-of-Pocket Expenses

The Trust shall reimburse GFS for all out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including but not limited to the following:

•	Anti-ID Theft Monitoring	•	Pro rata portion of annual SSAE 16/SOC 1 review
•	Bank Account and other Bank Fees	•	Proxy Services
•	Customer Identification/AML Program Costs	•	Record Storage
•	Fund Stationery and Supplies	•	Regulatory fees and assessments
•	Locating Lost Shareholders/Escheatment Costs	•	State and Federal filing fees and assessments
•	NSCC Charges	•	Tax Reporting
•	Postage	•	Telephone and Toll Free Lines
•	Pre and Post Sale Fulfillment	•	Travel Requested by the Trust
•	Printing Fund Documents

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV to the Fund Services Agreement effective as of August 21, 2015.

EQUINOX FUNDS TRUST		GEMINI FUND SERVICES, LLC

By:	/s/ Robert Enck	By:	/s/ Kevin Wolf
	Robert Enck		Kevin Wolf
	President		President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of this Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) GFS’s business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any GFS employees who are involved in the procurement of the Services under this Agreement then GFS may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to GFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Equinox Institutional Asset Management, LP

47 Hulfish Street, Suite 510

Princeton, NJ 08542

By:	/s/ Robert Enck
Robert Enck
President